THIS FREE WRITING PROSPECTUS IS BEING FILED SOLELY FOR THE PURPOSE OF CORRECTING THE CUSIP NUMBER SET FORTH IN THE FREE WRITING PROSPECTUS FILED BY THE ISSUER ON FEBRUARY 28, 2008.

Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Preliminary Prospectus	Registration Statement No. 333-142044
Supplement dated February 28, 2008)
$500,000,000 of 6.300% Senior Notes due March 15, 2018
FINAL TERM SHEET
February 28, 2008

Issuer:	The Hartford Financial Services Group, Inc.

Security:	SEC Registered Senior Unsecured Notes

Specified Currency:	U.S. Dollars

Principal Amount:	$500,000,000

Trade Date:	February 28, 2008

Settlement Date (T+3):	March 4, 2008

Final Maturity:	March 15, 2018

Interest Rate:	6.300%

Benchmark Treasury:	3.50% UST due February 18, 2018

Benchmark Treasury Price:	98-17+

Benchmark Treasury Yield:	3.675%

Spread to Treasury:	+262.5 bps

Re-offer Yield:	6.300%

Public Offering Price:	99.997% Per Note

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15, commencing September 15, 2008

Day Count Convention:	30/360

Optional Redemption:	Make whole call at T+40 bps

Authorized Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	416515 AU8

Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 866-471-2526, J.P. Morgan Securities Inc. collect at 212-834-4533 or by calling Wachovia Capital Markets, LLC toll-free at 800-326-5897.